FIRST CITIZENS FINANCIAL CORPORATION
     Main Office:  22 Firstfield Road, Gaithersburg, Maryland  20878
     (301) 527-2400

                                 NEWS RELEASE

     For Immediate Release

                         July 17, 1997

     Mr. Enos K. Fry   Mr. Charles R. Duda        Mr. William C. Scott
     President         Executive Vice President   Chief Financial Officer
     (301) 527-2404    (301) 527-2414             (301) 527-2454

     FIRST CITIZENS FINANCIAL CORPORATION ANNOUNCES A 3% INCREASE IN NET INCOME FOR THE SECOND QUARTER

     Gaithersburg, Maryland (July 17, 1997) . . . First Citizens Financial Corporation (Nasdaq: FCIT), the holding company of Citizens Savings Bank F.S.B., today reported that its consolidated net income for the three months ended June 30, 1997 increased 3% to $1.2 million, or $.36 per share, from $1.1 million, or $.36 per share, for the same quarter of 1996. Net income for the six months ended June 30, 1997 increased 17% to $2.6 million, or $.80 per share, from $2.2 million, or $.70 per share, for the six months ended June 30, 1996.

     Average earning assets increased $64.6 million to $668.1 million at June 30, 1997 from $603.5 million for the quarter ended June 30, 1996. The increase in interest rates received on earning assets and the positive effect of the larger earning asset base caused the net interest margin to increase to 3.21% for the quarter ended June 30, 1997, compared to 2.98% in the same quarter of 1996. Deposits contin-ued to increase, from $538.9 million at December 31, 1996 to $543.9 million at June 30, 1997.

     During the second quarter of 1997, First Citizens Corporation incurred a $433,000 loss from sale of real estate when it sold real estate owned with a book value of $6.0 million. Due to the proposed merger with Provident Bankshares, First Citizens management felt that it would benefit the combined entity strategically to dispose of this asset at a reduced price so that future efforts could be concentrated on enhancing the combined franchise value rather than managing trou-bled assets. This loss was partially offset by sales of $12.6 million of investment securities which resulted in a net gain of $160,000.

     First Citizens Financial Corporation, headquartered in Gaithersburg, Maryland, is the parent of Citizens Savings Bank F.S.B., which has 15 banking offices serving customers in Montgomery and Frederick coun-ties, Maryland. Subsidiaries of the Bank include First Citizens Mortgage Corporation and First Citizens Corporation. On June 30, 1997 there were 2,950,561 shares of First Citizens Financial Corporation Common Stock outstanding.

                                      # # #


Press Release
First Citizens Financial Corporation

                     FIRST CITIZENS FINANCIAL CORPORATION
                            SECOND QUARTER RESULTS
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                  Three Months Ended   Six Months Ended
                                       June 30,           June 30,
                                  1997        1996     1997         1996
                                  ------------------   -----------------

Selected Results of Operations:
   Net interest income            $5,390      $4,573   $10,645      $8,983
   Loan loss provisions           --          --       --              148
                                  ------      ------   -------      ------
   Net interest income after
     loan loss provisions          5,390       4,573    10,645       8,835
   Gains on sales of loans and
     investment securities           213         127       306         907
   Other income                      584         733     1,143       1,304
   (Gain) loss from real
     estate, net                     495        (129)      382          75
   Other expense                   3,656       3,702     7,349       7,482
                                 -------      ------    ------      ------
   Income before taxes             2,036       1,860     4,363       3,489
   Income taxes                      847         711     1,759       1,262
                                 -------      ------    ------      ------
   Net income                     $1,189      $1,149    $2,604      $2,227
                                  ======      ======    ======      ======
   Earnings per share             $.36        $.36     $.80         $.70
   Average earning assets        668,063     603,486   664,548     592,598
   Return on average assets        .68%        .73%      .75%         .71%
   Return on average equity      11.02       11.60     12.20        11.32
   Net interest margin            3.21        2.98      3.18         2.98

                                              June 30,     December 31,
                                                1997           1996
                                              --------     ------------
Selected Financial Condition Data
  (end of period):
   Total assets                              $691,754      $687,196
   Loans                                      514,866       506,092
   Securities                                 140,757       141,284
   Real estate owned, net of reserves           5,079         9,772
   Nonperforming assets, net
     (including real estate owned)              6,379        10,742
   Classified assets, net of reserves           8,307        14,264
   Deposits                                   543,856       538,897
   Borrowings                                  91,605        99,038
   Stockholders' equity                        44,126        41,617
   Book value per share                         14.96         14.17
   Bank tangible capital (a)                     6.3%          5.9%
   Bank core capital                             6.3           5.9
   Bank core capital to risk-weighted
     assets (a)                                  9.7           9.2
   Bank total capital to risk-weighted
     assets (a)                                 10.9          10.4

-------------------------------
(a) Core (i.e., leverage capital to adjusted total assets) ratio of 5.0%, core capital to risk-weighted assets ratio of 6.0% and total capital to risk-weighted assets ratio of 10.0% required to be considered "well-capitalized" for regulatory purposes.